Exhibit 10.2

SECOND AMENDMENT

TO

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

(Term Loan)

THIS SECOND AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (Term Loan) (“Amendment Agreement”) is made as of March 10, 2004 (“Execution Date”) to be effective as of the Effective Date, by and among Gold Kist Inc., a Georgia cooperative marketing association (“Borrower”) and CoBank, ACB (“CoBank”) as Lender.

RECITALS

A. CoBank and Borrower have entered into that certain First Amended and Restated Credit Agreement (Term Loan) dated as of January 29, 2003 and that certain First Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of February 11, 2003 (as amended and as amended, modified, or supplemented from time to time, the “Credit Agreement”) pursuant to which CoBank has extended certain credit facilities to Borrower, under the terms and conditions set forth in the Credit Agreement.

B. Borrower has requested that CoBank amend the Credit Agreement in connection with certain amendments being made in the Rabobank Agreement (as defined in the Credit Agreement), which CoBank is willing to do under the terms and conditions, including the other amendments, as set forth in this Amendment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Credit Agreement if defined therein.

2. Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement shall be amended as follows as of the Effective Date:

2.1 The following Section of Article 1 shall be amended in its entirety to read as follows:

2.2 1.7 Applicable Margin: means, on a per annum basis, the percentage designated below under the applicable column heading and corresponding to the Senior Debt Coverage Ratio:

SENIOR DEBT COVERAGE RATIO	APPLICABLE MARGIN
Greater than or equal to 4.0	245 basis points

<4.0 but 3.5≥	205 basis points

<3.5 but 3.0≥	170 basis points

<3.0 but ≥2.5	145 basis points

Less than or equal to 2.50	95 basis points

The Applicable Margin for Term Loan A shall be determined quarterly (and the rate determined at that time shall apply until the next quarterly determination) based upon the Senior Debt Coverage Ratio, calculated pursuant to the financial statements delivered to CoBank pursuant to Subsection 9.2.2 hereof, with such Applicable Margin to be effective with respect to calculations based upon such financial statements as of the first day of the second Fiscal Quarter immediately following the Fiscal Quarter for which such financial statements are delivered (“Effective Interest Period”). By way of illustration, the Applicable Margin for the Quarter beginning April 1, 2004 will be based on the Senior Debt Coverage Ratio calculated from the quarterly financial statements for the period from October 1, 2003 through December 31, 2003 as delivered to CoBank on or before the date required by Subsection 9.2.2 hereof. Notwithstanding the foregoing, in the event that the financial statements required to be delivered pursuant to Subsection 9.2.2, and the related compliance certificate required to be delivered in connection therewith, are not delivered when due, then (a) if the calculation of the Applicable Margin based on such financial statements and certificate, when delivered, results in an increase from the Applicable Margin previously in effect, then the increase shall be applied retroactively to the beginning of the relevant Effective Interest Period; and (b) if the calculation of the Applicable Margin based on such financial statements and certificate, when delivered, results in an decrease from the Applicable Margin previously in effect, then the decrease shall be applied only from the date upon which the financial statements and certificate are actually delivered and CoBank has had an opportunity to confirm the calculations.

1.55 Intangible Assets: of a Person, shall mean the non-current, non-physical assets of such Person that entitle such Person to certain legal rights or competitive advantages, and shall include copyrights, trademarks, tradenames and other intellectual property, franchises, goodwill (to the extent positive), organizational costs, licenses and permits, and, in connection with Borrower, shall include the SSC Securities but shall exclude any accrual, reserve or entry for deferred pension obligations in an aggregate amount not to exceed $15,000,000.00 at any time.

1.80 Rabobank Agreement.: means that document entitled “Fourth Amended and Restated Credit Agreement” dated as of March 10, 2004 by and among Borrower, Rabobank, as Agent, the other agents party thereto, and the various banks, lending institutions, and institutional investors that are Lenders thereunder, as such document may be amended, modified, renewed, refinanced, or replaced from time to time.

2.3 The following new Sections shall be added in Article 1, reading as follows:

1.111 Anti-Terrorism Laws shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

1.112 Blocked Person shall have the meaning set forth in Subsection 7.22.2.

1.113 Excess Cash Flow Amount shall have the meaning set forth in the Senior Unsecured Note Indenture.

1.114 Executive Order No. 13224 shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.115 Net Cash Proceeds shall mean, with respect to any sale, lease, transfer, or other disposition of assets by any Loan Party or the incurrence by any Loan Party of any Indebtedness for Money Borrowed, the aggregate amount of cash received for such assets, or as a result of such Indebtedness for Money Borrowed, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Loan Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the incurrence of any Indebtedness for Money Borrowed, including, without limitation, sales commissions and underwriting discounts.

1.116 OFAC shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

1.117 Permitted Conversion Transaction shall mean any transaction (or series of related transactions) the sole purpose of which is to change the status of Borrower to a for-profit corporation organized under the laws of a state of the United States; provided, however, that (a) immediately prior to and after giving effect to such transaction (or series of related transactions), no Event of Default shall have occurred and be continuing; (b) after giving effect to such transaction (or series of related transactions), 100% of the issued and outstanding shares of capital stock of Borrower will be held by Persons who were holders of written notices of allocation immediately prior to such transaction (or series of related transactions); and (c) such transaction (or series of related transactions) is approved by the requisite percentage of the members of Borrower under Georgia law.

1.118 Pledged Deposit Account shall mean the account established pursuant to Section 4.3 of the Rabobank Agreement, as said Section may be amended from time to time.

1.119 Pork Division shall mean those operations and facilities of the Borrower utilized for the production and marketing of hogs.

1.120 SEC: shall mean the United States Securities and Exchange Commission and any successor thereto.

1.121 Senior Note Holders shall mean CoBank, The Prudential Insurance Company of America and the Gateway Recovery Trust, and their respective successors and assigns under the Senior Notes.

1.122 Senior Notes shall mean (a) this Credit Agreement, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated as of February 11, 2003, as further amended by that certain Second Amendment to First Amended and Restated Credit Agreement dated as of March 10, 2004 and as it may be further modified, amended, renewed, refinanced or replaced, and (b) that certain Second Consolidated, Amended and Restated Note Agreement dated September 27, 2002, among the Borrower and The Prudential Insurance Company of America and the Gateway Recovery Trust, as amended by that certain First Amendment to Note Agreement, dated as of January 29, 2003, as further amended by that certain Second Amendment to Note Agreement, dated as of February 11, 2003, as further amended by that certain Third Amendment to Note Agreement dated as of February 11, 2004, as further amended by that certain Fourth Amendment to Note Agreement dated as of March 10, 2004, and as such agreement may be further modified, amended, renewed, refinanced or replaced in a manner acceptable to CoBank.

1.123 Senior Unsecured Note Documents means, collectively, the Senior Unsecured Note Indenture, the Senior Unsecured Notes and such other documents (in form and substance acceptable to CoBank) executed by Borrower in connection therewith, as amended or modified as permitted by this Credit Agreement.

1.124 Senior Unsecured Note Indenture means that certain Indenture with respect to the issuance of the Senior Unsecured Notes, dated as of March 10, 2004, between Borrower and U.S. Bank National Association, as trustee, in substantially the form of the March 9, 2004 draft thereof provided to CoBank, as amended or modified as permitted by this Credit Agreement.

1.125 Senior Unsecured Notes shall mean those certain 10.25% Senior Notes in the principal amount of $200,000,000 due March 15, 2014, issued pursuant to the Senior Unsecured Note Indenture.

1.126 USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

2.4 Section 4.1 shall be amended in its entirety to read as follows:

4.1 Principal Payments. Principal shall be payable (a) under Term Loan A in nineteen (19) installments of $1,785,000.00 on September 30, 2003 and on each subsequent December 1 and June 1 to and including June 1, 2012, and a final payment of $1,805,000.00 due on December 1, 2012, provided that CoBank may at its sole option, and without cause, require Borrower to pay the entire unpaid balance owing under Term Loan A on December 1, 2010 (as well as all accrued interest and any Funding Losses that may be applicable on account of making such payment of principal on such date) by providing Borrower with ten (10) days written notice directing Borrower to make such payment; and (b) under Term Loan B in the amount of $400,000.00 on December 31, 2003 and thereafter in the amount of $600,000.00 on the last day of each March, June, September, and December, with a final payment equal to the unpaid balance on December 31, 2007.

2.5 A new Subsection 4.6.2 shall be added to read as follows, and previous Subsection 4.6.2 shall be re-designated as Subsection 4.6.3 and amended in its entirety to read as follows:

4.6.2 Mandatory Prepayments. Mandatory Prepayments, shall be applied first to principal amounts owing on the Term Loan A Note (and allocated equally between the Tranche A Commitment and the Tranche B Commitment) and, upon repayment in full of the Term Loan A Note and Term Loan A, then to principal amounts owing on the Term Loan B Note and Term Loan B. Any Mandatory Prepayments shall not excuse any subsequently scheduled installment payment and shall, instead, be applied to installment payments last coming due. Principal amounts prepaid may not be reborrowed.

4.6.3 Potential or Actual Default. Upon the occurrence and during the continuance of an Event of Default or Potential Default, all principal payments, including Voluntary Prepayments and Mandatory Prepayments, shall be applied, as CoBank in its sole discretion shall determine, to fees, interest or principal indebtedness under the Term Loan A Note and/or the Term Loan B Note, or to any other Bank Debt.

2.6 A new Section 4.7 shall be added reading as follows:

4.7 Mandatory Prepayments. Borrower shall make mandatory prepayments (“Mandatory Prepayments”) as set forth in this Section. Borrower shall make Mandatory Prepayments to the Senior Note Holders for amounts owing under the Senior Notes and to the lenders under the Rabobank Agreement (a) in an amount equal to 100% of the Net Proceeds of Stock and 100% of the Net Cash Proceeds received by Borrower or a Subsidiary in respect of any offering by Borrower of Subordinated Debt (other than an offering which increases the outstandings under Borrower’s Subordinated Loan Certificates, or Subordinated Capital Certificates of Interest in existence prior to the Execution Date and described on Exhibit 4.7 hereto); (b) in an amount equal to 100% of the Net Cash Proceeds from any sale or other disposition by Borrower of any inventory (other than sales of inventory in the ordinary course); (c) in an amount equal to 100% of the Net Cash Proceeds from any other sale or other disposition (other than sales of inventory in the ordinary course of business, any sale of the assets of the Pork Division, any sale or other disposition of the SSC Securities and any sale or dispositions permitted by Section 10.5(d)), or series of related sales or dispositions, by Borrower of any assets not otherwise referenced above in this Section, where the Net Cash Proceeds exceed $5,000,000 for any such sale or $10,000,000 in the aggregate for all such sales; and (d) in an amount equal to 100% of the Net Cash Proceeds from the sale or other disposition of the SSC Securities if Borrower would be otherwise obligated to use any portion of such Net Cash Proceeds to redeem any of the Senior Unsecured Notes under the Senior Unsecured Note Documents. Each such Mandatory Prepayment of Net Cash Proceeds or Net Proceeds of Stock shall be due immediately upon the receipt by Borrower of such Net Cash Proceeds or Net Proceeds of Stock. All Mandatory Prepayments required pursuant to this Section shall be distributed (i) to the Senior Note Holders for amounts owing under the Senior Notes and to the lenders under the Rabobank Agreement, pro rata, based upon the principal outstanding under their respective Senior Notes and Revolving Loans; provided, however, that if the Senior Note Holders (other than CoBank) waive in writing their right to receive a Mandatory Prepayment pursuant to this Section 4.7 or comparable provision in their respective Senior Notes, Borrower shall make such Mandatory Prepayment to the lenders under the Rabobank Agreement and to CoBank hereunder only and in an amount equal to their pro rata share as calculated above. The Mandatory Prepayments made to CoBank as required by this Section shall be applied as provided in Subsection 4.6.2 hereof.

2.7 New Sections 7.21 and 7.22 shall be added reading as follows:

7.21 Foreign Assets Control Regulations. Neither the borrowing by Borrower hereunder nor its use of the proceeds of any Advance will violate the Foreign Assets Control Regulations, the Cuban Assets Control Regulations or the Iranian Transactions Regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) or any similar law or regulation.

7.22 Anti-Terrorism Laws.

7.22.1 General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7.22.2 Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower is any of the following (each a “Blocked Person”):

(a)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)	a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;

(d)	a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e)	a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(f)	a Person or entity who is affiliated with a Person or entity listed above.

Neither Borrower nor any Affiliate of Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

2.8 Subsections 9.2.1 and 9.2.2 are amended by adding the following parenthetical “(or such additional number of days, not to exceed five (5), by which the required filing of financial statements with the SEC is automatically extended under the SEC’s filing requirements)” where indicated so that such Subsections shall read as follows:

9.2.1 Annual Financial Statements. As soon as available, but in no event later than ninety (90) days (or such additional number of days, not to exceed five (5), by which the required filing of financial statements with the SEC is automatically extended under the SEC’s filing requirements) after the end of any Fiscal Year of Borrower occurring during the term hereof annual financial statements of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied which shall: (a) be audited by independent certified public accountants selected by Borrower which are reasonably acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion reasonably acceptable to CoBank; (c) be accompanied by a Compliance Certificate; (d) be prepared in reasonable detail and in comparative form; and (e) include a balance sheet, an income statement, a statement of cash flows, a statement of retained earnings, and all notes and schedules relating thereto, and such other information as CoBank may reasonably request from time to time. In addition to any other information requested by CoBank pursuant to the preceding sentence, together with each delivery of financial statements required by this Subsection, Borrower will deliver to CoBank a certificate of such accountants (substantially in the form of the September 6, 2002 letter from KPMG, LLP delivered to Borrower’s Board of Directors and covering the aforementioned subjects) stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Potential Default, or, if any Event of Default or Potential Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to CoBank or any other Person by reason of their failure to obtain knowledge of any Event of Default or Potential Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

9.2.2 Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days (or such additional number of days, not to exceed five (5), by which the required filing of financial statements with the SEC is automatically extended under the SEC’s filing requirements) after the end of each Fiscal Quarter the following financial statements or other information concerning the operations of Borrower and its consolidated Subsidiaries for such period and for the Fiscal Year to date, prepared in accordance with GAAP consistently applied, a consolidated and consolidating income statement, and such other quarterly statements as CoBank may reasonably request, all prepared in reasonable detail and certified by the Chief Financial Officer or Treasurer of borrower (subject to normal year-end adjustments). Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate.

2.9 Section 9.3 shall be amended to add a reference to Section 10.5 where indicated so that such Section shall read as follows:

9.3 Maintenance of Existence and Qualification. Borrower shall maintain its corporate existence in good standing under the laws of the state of Georgia, or such other state as may be applicable in the event Borrower enters into a Permitted Conversion Transaction in compliance with clause (e) of Section 10.5 hereof. Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business, operations and properties. Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business, operations and properties.

2.10 Each of the following Subsections of Section 9.14 shall be amended in its entirety to read as follows:

9.14.1 Fixed Charge Coverage Ratio. Commencing with the third Fiscal Quarter of the 2004 Fiscal Year, at, and measured as of the end of, each Fiscal Quarter a ratio of (a) EBITDA for the previous consecutive four (4) Fiscal Quarters (including such Fiscal Quarter), (b) divided by the sum of (i) Consolidated Interest Expense and (ii) the aggregate scheduled principal amount of Indebtedness for Money Borrowed (other than the Revolving Loans) to be paid within one year after the last day of such Fiscal Quarter, equal to or greater than 1.80 to 1.00.

9.14.3 Minimum Consolidated Tangible Net Worth. At all times Consolidated Tangible Net Worth (less any gain or loss as a result of accumulated other comprehensive income, as defined by GAAP) equal to no less than (a) $180,000,000, plus (b) the sum of (i) 50% of the Reported Net Income of the Borrower and its consolidated Subsidiaries (to the extent positive) for the third Fiscal Quarter of the 2004 Fiscal Year, and each Fiscal Quarter thereafter on a cumulative basis (taken as one accounting period), but excluding from such calculations of Reported Net Income for purposes of this clause (i) any fiscal quarter in which the Reported Net Income of the Borrower and its consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Stock received during any period after June 28, 2003.

9.14.4 Senior Debt Coverage Ratio. At, and measured as of the end of, each Fiscal Quarter, a Senior Debt Coverage Ratio equal to or less than the ratio set forth opposite the relevant Fiscal Quarter:

FISCAL QUARTER	RATIO
3rd Fiscal Quarter 2004	4.00 to 1.00
4th Fiscal Quarter 2004	3.75 to 1.00
1st Fiscal Quarter 2005	3.50 to 1.00
2nd Fiscal Quarter 2005 and thereafter	3.25 to 1.00

2.11 A new Section 9.15 shall be added to read as follows:

9.15 Excess Cash Flow Amount. Within 120 days after the end of each Excess Cash Flow Period (as defined in the Senior Unsecured Note Indenture), Borrower shall calculate the Excess Cash Flow Amount for such Excess Cash Flow Period and (a) use such Excess Cash Flow Amount to prepay Senior Indebtedness (as defined in the Senior Unsecured Note Indenture, but excluding the Senior Unsecured Notes to the extent the Senior Unsecured Notes constitute Senior Indebtedness under the Senior Unsecured Note Indenture); (b) deposit such Excess Cash Flow Amount in any Pledged Deposit Account; or (c) use or deposit such Excess Cash Flow Amount in any combination of clauses (a) and (b) of this Section. Any prepayment by Borrower of any amount owing under this Credit Agreement pursuant to this Section 9.15 shall be accompanied by a notice from Borrower to CoBank indicating that such prepayment is being made with all or any portion of the Excess Cash Flow Amount.

2.12 Section 10.1 shall be amended to add a reference to Senior Unsecured Notes where indicated so that such Section shall read as follows:

10.1 Limitation on Restricted Payments. Borrower will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Senior Unsecured Notes or any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called “Restricted Payments”) except that Borrower may make (a) cash patronage refunds in an amount, for each fiscal year, not to exceed 10% of the member earnings for such fiscal year, prior to a Permitted Conversion Transaction permitted under Section 10.5(e) hereof; and (b) present value cashing retirement and death payments (net of any amount Borrower receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any fiscal year; provided that Borrower shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in Stock of Borrower or (y) exchanges of Stock of one or more classes of Borrower, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Section shall prevent any Subsidiary from making any Restricted Payments to the Borrower or to any other Loan Party that directly owns Stock of such Subsidiary. The term “equity” as used in this Section shall include the Borrower’s common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

2.13 A new clause (xix) shall be added to Section 10.3 reading as follows (and the word “and” shall be moved from the end of clause (xvii) to the end of clause (xviii)):

(xix) guarantee the obligations of Borrower under the Senior Unsecured Notes.

2.14 A new clauses (e) and (f) shall be added to Section 10.5 reading as follows (and the word “and” shall be deleted from the end of clause (c)):

(e) Borrower may, upon at least 30 days’ prior written notice to CoBank, enter into a Permitted Conversion Transaction, so long as (i) Borrower is the surviving corporation or (ii) if Borrower is not the surviving corporation, CoBank shall have received from Borrower at the time of the completion of such Permitted Conversion Transaction and in form and substance satisfactory to CoBank (A) a ratification and confirmation of Borrower’s obligations hereunder and under the other Loan Documents, (B) such other documents (including, without limitation, UCC financing statements) as CoBank may reasonably request, (C) an opinion of counsel, acceptable to CoBank, confirming (1) the due organization of Borrower and (2) that the Loan Documents to which Borrower is a party are in full force and effect and covering such other matters as CoBank may reasonably request, (D) evidence that all parties to the Intercreditor Agreement have consented to the Permitted Conversion Transaction (to the extent such consent is required), and (E) evidence that the Liens on the Collateral are first priority perfected Liens as required by the Collateral Documents; and

(f) GK Peanuts, Inc., and Agvestments, Inc., each a Georgia corporation and a Subsidiary of Borrower, may be dissolved or administratively dissolved, as the case may be, so long as any and all assets of such Subsidiaries are contributed or otherwise transferred to another Loan Party upon such dissolution.

2.15 Section 10.10 shall be amended in its entirety to read as follows:

10.10 Capital Expenditures. Borrower and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in excess of the lesser of: (a) the following annual limits (i) in the Fiscal Year ending in 2004, $75,000,000.00; (ii) in the Fiscal Year ending in 2005, $75,000,000.00, plus any carry forward from the Fiscal Year ending in 2004, if any; (iii) in the Fiscal Year ending in 2006, $75,000,000.00, plus any carry forward from the Fiscal Year ending in 2005, if any; and (iv) in the Fiscal Year ending in 2007, $75,000,000.00, plus any carry forward from the Fiscal Year ending in 2006, if any; and (b) the aggregate amount of Capital Expenditures permitted for such Fiscal Year pursuant to Section 4.14 of the Senior Unsecured Note Indenture.

2.16 A new clause (j) shall be added to Section 10.11 reading as follows (and the word “and” shall be moved from the end of clause (h) to the end of clause (i)):

(j) Indebtedness for Money Borrowed existing under the Senior Unsecured Notes in a principal amount not exceeding $200,000,000.00 plus interest and fees related thereto.

2.17 New Sections 10.15, 10.16, and 10.17 shall be added reading as follows:

10.15 Senior Unsecured Note Documents. Borrower shall not enter into any amendment or waiver of the Senior Unsecured Note Documents without the prior written consent of CoBank, which consent shall not be unreasonably withheld.

10.16 Anti-Terrorism Laws. Neither Borrower nor any Affiliate of Borrower or agent of Borrower shall: (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Borrower shall deliver to CoBank any certification or other evidence requested from time to time by CoBank, in CoBank’s sole discretion, confirming Borrower’s compliance with this Section.

10.17 Pledged Deposit Account. Borrower shall not, and shall not permit any Subsidiary to, withdraw or transfer any funds on deposit in the Pledged Deposit Account except (a) as may be required to pay service charges incurred in the ordinary course by the depository institution at which the Pledged Deposit Account is maintained; (b) so long as there is no Default or Event of Default occurring or continuing, to make scheduled payments of Indebtedness for Money Borrowed under the Senior Notes or under the Rabobank Agreement, or any combination thereof, as elected by Borrower; (c) to withdraw accrued interest credited to such account, to the extent permitted by the Senior Unsecured Note Indenture; or (d) with the prior written consent of CoBank.

2.18 The document attached hereto as Exhibit 4.7, shall be deemed to be Exhibit 4.7 to the Credit Agreement.

2.19 The following Sections, Subsections, and clauses are amended to read “[Intentionally Omitted]”: 1.97, 10.11(f), and 10.3(xv).

3. Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Potential Default or Event of Default has occurred and is continuing under the Credit Agreement or other Loan Documents.

4. Effective Date. The effectiveness of this Amendment Agreement is subject to satisfaction, in CoBank’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the “Effective Date”):

4.1 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date. However, Borrower has been named as a defendant in two lawsuits as described in Exhibit A hereto. Borrower represents and agrees that it will vigorously defend all claims in the litigation described in such Exhibit.

4.2 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Amendment Agreement.

4.3 Payment of Fees and Expenses. Borrower shall have paid CoBank, by wire transfer of immediately available federal funds, all expenses owing pursuant to Section 5 below.

4.4 Evidence of Corporate Action. CoBank shall have received in form and substance satisfactory to CoBank documents evidencing corporate action by Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of this Amendment Agreement, certified to be true and correct by the Secretary or Assistant Secretary of Borrower.

4.5 Senior Unsecured Notes. CoBank shall have received true and correct copies of the duly executed Senior Unsecured Note Documents, in substantially the form of the March 9, 2004 draft previously provided to CoBank, and evidence that (a) the gross amount of the Senior Unsecured Notes is at least $200,000,000; (b) the Senior Unsecured Note Documents are in full force and effect; and (c) Borrower has received the Net Cash Proceeds of the Senior Unsecured Notes as required by the Credit Agreement.

4.6 Rabobank Agreement. CoBank shall have received proof satisfactory to it that the Rabobank Agreement has been executed by all parties and is in full force and effect.

5. Costs; Expenses and Taxes. Borrower agrees to reimburse CoBank on demand for all out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of external legal counsel) incurred by CoBank in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and any other instruments and documents to be delivered hereunder.

6. General Provisions.

6.1 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy of CoBank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and the Credit Agreement, as expressly modified hereby, and each of the other Loan Documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Loan Documents to the “Credit Agreement” shall be deemed to be a reference to the Credit Agreement as amended by this Amendment Agreement.

7. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

8. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties to this Amendment Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax or facsimile or by e-mail transmission of an adobe file format document (also known as a PDF file), shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Amendment Agreement by telefax or telefacsimile, or by e-mail transmission of an adobe file format document also shall deliver an original executed counterpart of this Amendment Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment Agreement.

[THE EXECUTION PAGE IS THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to First Amended and Restated Credit Agreement (Term Loan) to be executed by their duly authorized officers as of the Effective Date.

BORROWER:

GOLD KIST INC., a cooperative marketing association formed under the laws of the State of Georgia

By:	/s/ Stephen O. West
Name: Stephen O. West
Title: Chief Financial Officer and Treasurer

LENDER:

COBANK, ACB

By:	/s/ Mary Beth Curry
Name: Mary Beth Curry
Title: Vice President

EXHIBIT A

Cody, et al v. Gold Kist Inc, et al. Four female employees of our Corporate Office Information Services Department filed an EEOC sex discrimination suit against us in the U.S. District Court for the Northern District of Georgia asserting gender based claims about employment and promotion decisions in the Corporate I/S Department. One of the employees continues to be employed by us. After its administrative consideration of the claims, the EEOC has issued “Right to Sue” letters to the four complainants in these claims, meaning that the EEOC will not sue or participate in a suit against us on behalf of the parties in these actions nor will it pursue a systemic discrimination charge in this matter. The action provides that the individuals can now pursue their claims and litigation on their own should they so desire. The four complainants filed an action in federal district court on March 19, 2003, seeking class action certification for their claims of gender discrimination, monetary damages and injunctive relief. As of the date of the Amendment Agreement, discovery is ongoing in the class certification phase of the case and discovery has recently been extended on request of Plaintiff’s counsel. We will continue to defend the litigation vigorously.

Ronald Hughes Gaston v. Gold Kist Inc. On February 18, 2004, Mr. Gaston, a member of our cooperative, who was recently terminated by us as a hatching egg producer, filed a purported class action lawsuit against us in the U.S. District Court for the Northern District of Alabama (Case number CV-04-J-0326-NW) alleging that our production contracts with our member-growers constitute unfair practices or arrangements that have permitted us to manipulate the prices of live poultry and have damaged independent live poultry producers in violation of the Federal Packers and Stockyards Act of 1921. On February 26, 2004, the plaintiff in this lawsuit filed an amended complaint that named four additional chicken-processing firms as defendants and included a claim of conspiracy among the named defendants relating to the claims discussed above. We intend to defend the suit vigorously and believe that this lawsuit will not have a Material Adverse Effect.

EXHIBIT 4.7

to

Credit Agreement

DESCRIPTION OF SUBORDINATED CAPITAL

CERTIFICATES OF INTEREST

Gold Kist’s Subordinated Capital Certificates of Interest of the six series offered are issued under indentures (the “Indentures”) between Gold Kist and SunTrust Bank, Atlanta, as Trustee (the “Trustee”). A separate Indenture dated as of September 1, 1979, amended by a First Supplemental Indenture dated as of September 1, 1980 and a Second Supplemental Indenture dated as of September 1, 1982, governs each of the following three series of certificates offered hereby: the Fifteen Year Subordinated Capital Certificates of Interest (Series D), (the “Fifteen Year Certificates”); the Ten Year Subordinated Capital Certificates of Interests (Series D), (the “Ten Year Certificates”); and the Five Year Subordinated Capital Certificates of Interest (Series C), (the “Five Year Certificates”). The Two Year Subordinated Capital Certificates of Interests (Series A), (the “Two Year Certificates”) are governed by an Indenture dated as of September 1, 1980. The Seven Year Subordinated Capital Certificates of Interest (Series A), (the “Seven Year Certificates”) and the Three Year Subordinated Capital Certificates of Interest (Series A), (the “Three Year Certificates”) are governed by separate Indenture dated as of September 1, 1985.

Subordination

In case of liquidation of Gold Kist, whether voluntary of involuntary, the payment of the principal of and interest on the certificates is subordinate to the payment in full of the principal of and interest on any notes or accounts payable, now due or hereafter made by Gold Kist to any bank, any other lending agency or creditor (“Superior Indebtedness”); except that none of the Subordinated Capital Certificates of Interest issued pursuant to the Indentures dated as of September 1, 1979, September 1, 1980 or September 1, 1985, the One Year Subordinated Loan Certificates issued pursuant to the indentures dated as of December 1, 1977 or September 1, 1979, or the One Year or Six Month Subordinated Large Denomination Loan Certificates issued pursuant to the Indentures dated as of September 1, 1985, shall be Superior Indebtedness, but shall rank equally with the certificates outstanding under each of the Indentures.

Nothing contained in the subordination provisions prevents Gold Kist from making payments of principal or interest on the certificates except during the pendency of any dissolution or liquidation proceedings with respect to Gold Kist.

DESCRIPTION OF SUBORDINATED LOAN CERTIFICATES

AND SUBORDINATED LARGE DENOMINATION LOAN CERTIFICATES

Gold Kist’s Subordinated Loan Certificates (Series C) (the “One Year Loan Certificates”) are issued under an indenture (the “Indenture”) dated as of September 1, 1979, amended by a First Supplemental Indenture dated as of September 1, 1980, between Gold Kist and SunTrust Bank, Atlanta, as Trustee (the “Trustee”). Gold Kist’s Subordinated Large Denomination Loan Certificates of the two series offered hereby are issued under indentures (the “Indentures”) between Gold Kist and SunTrust Bank, Atlanta, as Trustee (the “Trustee”). Separate Indentures dated as of September 1, 1985 govern the One Year Subordinated Large Denomination Loan Certificates (Series A) (the “One Year Jumbo Loan Certificates”) and the Six Month Subordinated Large Denomination Loan Certificates (Series A) (the “Six Month Jumbo Loan Certificates”).

Subordination

In case of liquidation of Gold Kist, whether voluntary or involuntary, the payment of the principal of and interest on the loan certificates is subordinate to the payment in full of the principal of and interest on any notes or accounts payable, now due or hereafter made by Gold Kist to any bank, any other lending agency or creditor (“Superior Indebtedness”); except that none of the Subordinated Capital Certificates of Interest issued pursuant to the Indentures dated as of September 1, 1979, September 1, 1980 or September 1, 1985, the One Year Subordinated Loan Certificates issued pursuant to the Indentures dated as of December 1, 1977 or September 1, 1979, or the One Year or Six Month Subordinated Large Denomination Loan Certificates issued pursuant to the Indentures dated as of September 1, 1985, shall be Superior Indebtedness, but shall rank equally with the loan certificates outstanding under each of the Indentures. As of June 28, 1997, Superior Indebtedness amounted to approximately $633,727,000, and additional Superior Indebtedness, without limitation, may be created from time to time. (Article Four and Section 1.01 of the Indentures.) Gold Kist is jointly and severally liable for the obligations of Young Pecan Company, a general partnership in which Gold Kist has a 25% equity interest and a 35% earnings (loss) allocation. Any such liability incurred would constitute additional Superior Indebtedness. See Notes 8 and 9(b) of Notes to Consolidated Financial Statements.

Nothing contained in the subordination provisions prevents Gold Kist from making payments of principal or interest on the loan certificates except during the pendency of any dissolution or liquidation proceedings with respect to Gold Kist.